EXHIBIT 99.2

Overview

We are a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. We are devoting most of our resources to the research and development of our most advanced drug candidates:

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We are developing LX9211, an orally-delivered small molecule drug candidate, as a treatment for neuropathic pain. We identified the target of LX9211, adapter-associated kinase 1, or AAK1, in our target discovery efforts as a promising approach for the treatment of neuropathic pain, and identified LX9211 and another development candidate in a neuroscience drug discovery alliance with Bristol-Myers Squibb from which we hold exclusive development and commercialization rights. In preclinical studies, LX9211 demonstrated central nervous system penetration and reduction in pain behavior in multiple models of neuropathic pain, and has been demonstrated not to affect opiate pathways. We have reported top-line results from two Phase 1 clinical trials of LX9211, and are now conducting a Phase 2 clinical trial of LX9211 in diabetic peripheral neuropathic pain and preparing to initiate a second Phase 2 clinical trial of LX9211 in post-herpetic neuralgia.

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We are developing sotagliflozin, an orally-delivered small molecule drug candidate, as a treatment for heart failure, in support of which we reported positive results from two outcomes studies involving approximately 10,500 and 1,200 patients, respectively, with primary endpoints evaluating a composite of total cardiovascular death, hospitalizations for heart failure and urgent visits for heart failure.

We are also developing sotagliflozin as a treatment for type 1 diabetes, in support of which we completed a Phase 3 program involving approximately 3,000 patients with type 1 diabetes. The FDA has issued a complete response letter regarding our application for regulatory approval to market sotagliflozin for type 1 diabetes in the United States and has confirmed that position in denying two appeals of the complete response letter. Sotagliflozin has been approved in the European Union for use as an adjunct to insulin therapy to improve glycemic control in adults with type 1 diabetes and a body mass index ≥ 27 kg/m2, who could not achieve adequate glycemic control despite optimal insulin therapy, but has not yet been commercially launched.

•	We are conducting preclinical research and development and preparing to conduct clinical development of compounds from a number of additional drug discovery and development programs.

In September 2020, we completed the sale of our XERMELO® (telotristat ethyl) product and related assets to TerSera Therapeutics LLC, or TerSera. We commercially launched XERMELO following regulatory approval in the United States in February 2017 for the treatment of carcinoid syndrome diarrhea in combination with SSA therapy in adults inadequately controlled by SSA therapy. In connection with the sale, TerSera assumed responsibility for the continued development of XERMELO as a treatment for biliary tract cancer, currently in a Phase 2 clinical trial. We are eligible to receive development, regulatory and sales milestone payments from TerSera of up to an aggregate of $65 million for the development and commercialization of XERMELO in patients with biliary tract cancer and mid-teens percentage royalty payments from TerSera on net sales of XERMELO in biliary tract cancer.

Sotagliflozin, XERMELO and compounds from a number of additional drug discovery and development programs originated from our own internal drug discovery efforts, and LX9211 and other compounds targeting AAK1 originated from our collaborative neuroscience drug discovery efforts with Bristol-Myers Squibb. These efforts were driven by a systematic, target biology-driven approach in which we used gene knockout technologies and an integrated platform of advanced medical technologies to systematically study the physiological and behavioral functions of almost 5,000 genes in mice and assessed the utility of the proteins encoded by the corresponding human genes as potential drug targets. We have identified and validated in living animals, or in vivo, more than 100 targets with promising profiles for drug discovery.

We are working both independently and through strategic collaborations and alliances with third parties to capitalize on our drug target discoveries and drug discovery and development programs. We seek to retain exclusive or co-exclusive rights to the benefits of certain drug discovery and development programs by developing and commercializing drug candidates from those programs internally, particularly in the United States for indications treated by specialist physicians. We seek to collaborate with other pharmaceutical and biotechnology companies with respect to drug discovery or the development and commercialization of certain of our drug candidates, particularly with respect to commercialization in territories outside the United States or commercialization in the United States for indications treated by primary care physicians, or when the collaboration may otherwise provide us with access to expertise and resources that we do not possess internally or are complementary to our own.

Lexicon Pharmaceuticals was incorporated in Delaware in July 1995, commenced operations in September 1995 and was listed on The Nasdaq Global Select Market in April 2000.

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